Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Tian Ruixiang Holding Ltd and Subsidiaries (the Company”) on Form F-1 of our report dated July 24, 2019, with respect to our audits of the consolidated financial statements of the Company as of October 31, 2018 and 2017, and for each of the two years in the period ended October 31, 2018, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, New York

December 27, 2019